EXHIBIT 10.2





                                   AGREEMENT

    This AGREEMENT (the "Agreement") is entered into as of this 30th day of September, 2000, by and between TurboNet Communications ("TurboNet"), a California corporation and Lotus Pacific, Inc., a Delaware corporation ("LPFC").

                                    Recitals

    A. Effective March 15, 1999, Lotus and TurboNet entered into a certain Acquisition Agreement (the "Acquisition Agreement"), which was subsequently amended pursuant to an Addendum to Acquisition Agreement (the "Addendum"), dated as of March 31, 1999.

    B. Section 3 of the Addendum provides that TurboNet shall use its good faith efforts to cause each holder of employee stock options issued under TurboNet's 1998 Stock Option Plan to assign eighty-one percent (81%) of the shares underlying such options (each an "Option Share" and collectively, the "Option Shares") to LPFC concurrent with the exercise of such options, in return for 0.5364 shares (the "Operative Ratio") of LPFC common stock for each Option Share so assigned.

    D. In anticipation of the assignment of the Option Shares, LPFC has previously delivered to TurboNet two certificates (the "Preliminary Certificates") registered in the name of TurboNet, representing an aggregate of 1,454,459 shares of LPFC common stock issuable in exchange for the Option Shares.

    E. Section 4 of the Addendum obligates LPFC to provide working capital funds to TurboNet in the aggregate amount of Twenty Million Dollars ($20,000,000) in exchange for the issuance by TurboNet of convertible promissory notes (the "Working Capital").

    F. Pursuant to the terms of a Share Exchange Agreement dated March 31, 1999 and a Share Exchange Agreement dated May 18, 1999 among LPFC and certain shareholders of TurboNet, no shares of LPFC common stock issued to TurboNet shareholders may be sold (the "Restrictions") until such time as TurboNet's gross revenue in any fiscal year is greater than Thirty Million U.S. Dollars ($30,000,000), with pre-tax net profits for such fiscal year of at least Six Million U.S. Dollars ($6,000,000) (the "Milestones").

    G. LPFC and TurboNet desire to amend the Acquisition Agreement and to clarify certain points regarding the Restrictions as set forth herein.

    THEREFORE, in consideration of the mutual promises made in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

    1. Options. TurboNet represents and warrants that each person listed on Schedule A hereto has agreed to transfer 81% of the shares of TurboNet common stock issued in respect of an exercise of the currently outstanding stock options set forth opposite each person's name on Schedule A (the "Dual Options"), to LPFC, in exchange for shares of LPFC common stock as determined by the Operative Ratio. In addition, TurboNet is delivering herewith or has previously delivered to LPFC, certificates representing 143,350 shares of TurboNet common stock issued in respect of already exercised Option Shares.
In reliance upon the foregoing representations, LPFC agrees and acknowledges that the Dual Options together with option shares previously transferred to LPFC upon exercise of option shares represent full satisfaction of the obligations of TurboNet under Section 3 of the Addendum and that TurboNet shall have no further obligation to use its good faith efforts to cause holders of TurboNet options to assign to LPFC 81% of the shares of TurboNet common stock issuable upon exercise of such options in exchange for shares of LPFC common stock. In addition, the parties recognize that certain of the Dual Options may terminate by reason of expiration or cancellation in accordance with their terms prior to their exercise. LPFC agrees that in the event any of the Dual Options are not exercised for any reason, LPFC shall not be entitled to receive shares of TurboNet common stock which would otherwise have been transferred if such Dual Option been exercised.

    2. Option Certificates. Based upon the agreements made by LPFC herein, TurboNet is herewith returning the Preliminary Certificates to LPFC, duly endorsed for transfer, and TurboNet and LPFC acknowledge and agree that such certificates will be cancelled and the shares of LPFC common stock evidenced thereby will be returned to the status of authorized and unissued shares.

    3. Delivery of LPFC Shares. TurboNet covenants and agrees that upon each exercise of a Dual Option, it will promptly deliver to LPFC written notice of such exercise and deliver to LPFC certificates registered in the name of LPFC (or in the name of the holder, accompanied by such executed stock powers and other instruments as may be required to transfer and vest in LPFC ownership of such shares free and clear of any liens, claims, charges or encumbrances whatsoever) representing 81% of the TurboNet shares underlying the exercised Dual Option; provided, however, that such delivery to LPFC shall be made only against receipt by the holder of such exercised Dual Option from LPFC of certificates registered in the name of the holder representing the number of newly issued shares of LPFC Stock equal to the product of the number of TurboNet shares transferred to LPFC multiplied by the Operative Ratio. All certificates for TurboNet shares delivered to LPFC and all certificates for shares of LPFC common stock delivered to the holder of an exercised Dual Option pursuant to this provision shall be issued in compliance with the requirements of the Securities Act of 1933, as amended, (the "Securities Act") and shall bear the legend relating to restrictions on transfer pursuant to the 1933 Act which is described in the first sentence of Section 4 of the Acquisition Agreement. Certificates for LPFC Stock so delivered shall not be subject to the Restrictions, or be required to bear the legend relating to, the Restrictions.

    4. Waiver of Working Capital. Pursuant to Section 4 of the Addendum, LPFC has previously provided to TurboNet $10,000,000 of the Working Capital. TurboNet hereby agrees to waive the obligation of LPFC to provide the second transfer of $10,000,000 under the Addendum.

    5. Waiver of Restrictions; Removal of Legends. LPFC hereby acknowledges for the benefit of TurboNet, the TurboNet shareholders who are holders of Lotus common stock and the holders of the Dual Options (collectively, the "Dual Shareholders"), that, effective as of August 31, 2000, the Milestones have been met and the Restrictions are hereby removed. LPFC agrees that upon delivery of the certificates representing the shares of LPFC common stock subject to the Restrictions, it will promptly reissue certificates representing such shares without the legend setting forth the Restrictions.

    6. Registration of LPFC Shares. LPFC agrees for the benefit of TurboNet and the Dual Shareholders, that within three (3) months after execution of this Agreement, it will cause an appropriate registration statement (the "Registration Statement") under the Securities Act, to be filed and to use its best efforts to cause such Registration Statement to be declared effective , covering the resale by the Dual Shareholders of all LPFC common stock which may be issued after such filing, in respect of the exercise of the Dual Options, provided that LPFC's obligations are subject to the obligation of TurboNet and the Dual Shareholders to furnish such information as may be required to comply with the requirements of the Securities and Exchange Commission (the "Commission"). LPFC agrees that it shall use its best efforts to keep the Registration Statement effective until such time as all shares of LPFC issued in respect of the Dual Options have either been disposed of by the Dual Shareholders or until such time as such shares could be sold under Rule 144(k) (or its successor), under the Securities Act. LPFC further agrees that it shall pay all expenses incurred in connection with such registration.

    7. Fully Paid Shares. LPFC represents and warrants to TurboNet for the benefit of TurboNet and the holders of the Dual Options that the shares of LPFC Stock to be delivered to the Dual Shareholders pursuant to this Amendment shall upon such delivery be duly authorized, validly issued, fully paid and nonassessable shares of LPFC's common stock and shall be free and clear of any liens, claims, charges or encumbrances arising by reason of any act or agreement of LPFC (other than restrictions on transfer arising pursuant to the requirements of the Securities Act). TurboNet represents and warrants to LPFC that the TurboNet shares to be delivered to LPFC pursuant to this Amendment shall upon such delivery be duly authorized, validly issued, fully paid and nonassessable shares of TurboNet's common stock and shall be free and clear of any liens, claims, charges or encumbrances arising by reason of any act or agreement of TurboNet (other than restrictions on transfer arising pursuant to the requirements of the Securities Act).

    8. General Waiver. LPFC and TurboNet, their assigns and successors, fully and forever release and discharge each other and each of their current, former and future parents, subsidiaries, related entities, officers, directors, shareholders, agents, attorneys and assigns (collectively, "Releasees"), with respect to any and all claims and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to TurboNet's obligations to deliver shares of its capital stock under the Acquisition Agreement, except for shares actually issuable upon exercise of the Dual Options to LPFC and shares actually delivered as of the date of this Agreement to LPFC.

    9. Waiver of Civil Code No. 1542. TurboNet and LPFC expressly waive any and all rights and benefits conferred upon them by Section 1542 of the Civil Code of the State of California, which states as follows:

         "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

TurboNet and LPFC expressly agree and understand that the releases given by them pursuant to this Agreement apply to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which they may have against one another or any of the other Releasees.

    10. Further Assurances. Each of the parties shall do, or cause to be done, all things necessary, proper or advisable under applicable law to carry out the provisions of this Agreement and shall execute and deliver such other and further documents and other papers as may be required to give effect to the provisions of this Agreement.

    11. Voluntary Execution. The parties hereby acknowledge that they have read and understand this Agreement and that they sign this Agreement voluntarily, without coercion, and based upon their own judgment and not in reliance upon any representations or promises made by the other party, other than those contained within this Agreement. The parties further agree that if any of the facts or matters upon which they now rely in making this Agreement hereafter prove to be otherwise, this Agreement will nonetheless remain in full force and effect.

    12. Delaware Law. The parties agree that this Agreement and its terms shall be construed under Delaware law.

    13. Venue. The parties agree that all disputes and claims arising from this Agreement must be brought in the United States in a Delaware state court in and for the County of New Castle or in the United States District Court for the District of Delaware.

    14. Drafting. The parties agree that this Agreement shall be construed without regard to the drafter of the same and shall be construed as though each party to this Agreement participated equally in the preparation and drafting of this Agreement.

    15. Headings Are Not Controlling. The headings used in this Agreement are for the purpose of organization only and are not intended to inform, alter, or control the terms of this Agreement.

    16. Facsimile Signature. Facsimile signatures on this Agreement shall be treated as original signatures.

    17. Counterparts. This Agreement may be signed in counterparts, and such counterparts shall be treated as though signed as one document.


    IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first written above.



                                         LOTUS PACIFIC, INC.


                                         By:  /s/ Jeremy Wang
                                         ----------------------
                                         Jeremy Wang, President



                                         TURBONET COMMUNICATIONS



                                         By: /s/ Harold Tuan
                                         ----------------------
                                         Harold Tuan, President